CORPORATE CHARTER

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that ECOFARMS INTERNATIONAL, INC., did on February 20, 2008, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on February 21,2008.

ROSS MILLER
Secretary of State

By

Certification Clerk

ROSS MILLER
Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775)664 5708 Website: Secretaryofstate.biz
	Filed in the office of	Document Number
20080398494-57
Filing Date and Time 06/11/2008 7:59 AM
Ross Miller Secretary of State State of Nevada
Entity Number E0107102008-2
Certificate of Amendment (PURSUANT TO NRS 78,385 AND 78,390

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment of Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78,385 and 78,390 - After Issuance of Stock)
1. Name of corporation:

ECOFARMS INTERNAITONAL, INC.	FILE#E0107102008-2

2.The articles have been amended as follows (provide article numbers, if available):

ARTICLE 3. SHARES:
The amount of the total authorized capital stock of the corporation is One Hundred Million (100,000,000) shares with a par value of 50.001 designated as Common Stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greeter proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:                 MAJORITY

4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is field)

5. Officer Signature (Required):	X

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees	Nevada Secretary of State AM 70, 385 Amand 2007 Revised on 01/01/07